CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our reports dated November 12, 2004 and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 to Sycuan Funds (SEC File Numbers 333-107049 and 811-21401) Registration Statement on Form N-1A, including the references to our firm under the heading “Financial Highlights” in the Prospectus and heading “Accountants” in the Statement of Additional Information.

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

November 29, 2004